PRESS RELEASE FOR	EAGLE BANCORP, INC.
IMMEDIATE RELEASE	CONTACT:
David G. Danielson
October 25, 2023	240.552.9534
EAGLE BANCORP, INC. ANNOUNCES NET INCOME FOR
THIRD QUARTER 2023 OF $27.4 MILLION OR $0.91 PER DILUTED SHARE
BETHESDA, MD, Eagle Bancorp, Inc. (the "Company") (NASDAQ: EGBN), the parent company of EagleBank (the "Bank"), today announced net income of $27.4 million for the third quarter 2023, compared to net income of $28.7 million for the second quarter 2023 (the "prior quarter") and $37.3 million for the third quarter 2022 (the "year-ago quarter"). Net income (basic and diluted) was $0.91 per share for the third quarter 2023, compared to $0.94 per share for the prior quarter, and $1.16 per share for the year-ago quarter.
The $1.3 million decrease in earnings from the prior quarter was attributable to several items including lower noninterest income as the prior quarter included nonrecurring recognition of income from a Small Business Investment Company ("SBIC") investment, lower net interest income as the cost of interest bearing liabilities outpaced income on interest-earning assets, and a reversal of $1.6 million of interest income because of a loan entering nonperforming status in the quarter.
Susan G. Riel, President and Chief Executive Officer of the Company commented, "The Company's steady performance this quarter was the result of continued efforts of the EagleBank team to offer our customers the products and services they need to run their businesses. As a result, our earnings and margin, absent the reversal of interest income, continued to stabilize. Additionally, our funding mix improved with deposit inflows and paydowns of short-term debt, and our asset quality metrics and regulatory capital ratios remain strong.
"The EagleBank team is working diligently to position the Company's balance sheet to enable appropriate diversification of assets and loans, and is building capabilities to drive core deposit growth. These strategies will position the Company for future sustainable growth and an enhanced earnings profile. I am excited about the future of EagleBank and its ability to serve our communities and customers through the successful execution of these strategies.
"We once again thank all of our employees for their commitment in serving the needs of our clients and communities. Additionally, we remain committed to a culture of respect, diversity and inclusion in both the workplace and the communities we serve."

Third Quarter 2023 Highlights
•The funding mix continued to improve as deposits at quarter-end were $8.4 billion, up $658 million, or 8.5%, from the prior quarter-end, and short-term borrowings declined $537 million, or 29.2%, ending at $1.3 billion. The increase in deposits was primarily from growth in savings and money market and time deposits. Brokered deposits were down $38 million, declining to 29.1% of deposits at quarter-end, from 32.1% a quarter ago. The decrease in borrowings was from repayment of all Federal Home Loan Bank ("FHLB") borrowings. Remaining short-term borrowings at quarter-end were entirely from the Bank Term Funding Program ("BTFP"), which remained unchanged from the prior quarter-end.
•The net interest margin ("NIM") was 2.43% for the third quarter 2023, compared to 2.49% for the prior quarter. The reversal of $1.6 million of interest income, reduced the NIM by 6 basis points.
•The Company declared a quarterly dividend of $0.45 per share.
•At quarter-end, the common equity and tangible common equity ratios were 10.89% and 10.04%1, respectively.
•Loans at quarter-end were $7.9 billion, up $150 million, or 1.9%, from the prior quarter-end. This was the eighth consecutive quarterly increase.
•Nonperforming assets as a percentage of total assets was 0.64% and the net charge-off (annualized) for the quarter was 0.02% of average total loans.
•The provision for credit losses was $5.6 million for the quarter, as compared to $5.2 million the prior quarter. The allowance for credit losses as a percent of total loans was 1.05% at quarter-end; up from 1.00% a quarter ago.
•Total estimated uninsured deposits at September 30, 2023 were $2.5 billion2, or 29.6% of deposits.

(Dollars in thousands, except per share data)	As of or for the Three Months Ended			Percent Change
	Sept. 30,	June 30,	Sept. 30,	Q3-23	Q3-23
	2023	2023	2022	vs. Q2-23	vs. Q3-22
Earnings and Per Share Data
Net Income	$27,383	$28,692	$37,297	(4.6)%	(26.6)%
Earnings per common share (diluted)	$0.91	$0.94	$1.16	(2.8)%	(21.2)%
Dividend per common share	$0.45	$0.45	$0.45

Return Ratios
Return on average assets	0.91%	0.96%	1.29%
Return on average common equity	8.80%	9.24%	11.64%
Return on average tangible common equity[1]	9.61%	10.08%	12.67%
Net interest margin	2.43%	2.49%	3.02%
Efficiency ratio[1]	48.8%	47.2%	40.6%

Balance Sheet
Assets	$11,164	$11,035	$10,713	1.2%	4.2%
Loans	$7,916	$7,767	$7,304	1.9%	8.4%
Deposits	$8,376	$7,718	$8,763	8.5%	(4.4)%
Borrowings	$1,370	$1,907	$585	(28.2)%	134.3%

Book and Tangible Book
Book value per common share	$40.64	$40.78	$38.02	(0.3)%	6.9%
Tangible book per common share[1]	$37.12	$37.29	$34.77	(0.5)%	6.8%

1 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.
2 Estimated amount of uninsured deposits to be reported on line RCON5597 of schedule RC-O in the Bank's September 30, 2023 Call Report.

(Dollars in thousands, except per share data)	As of or for the Three Months Ended			Percent Change
	Sept. 30,	June 30,	Sept. 30,	Q3-23	Q3-23
	2023	2023	2022	vs. Q2-23	vs. Q3-22
Capital Ratios
Equity/assets	10.89%	11.05%	11.39%
Tangible equity/assets	10.04%	10.21%	10.52%
Total capital (to risk weighted assets)	14.54%	14.51%	15.60%

Asset Quality
Allowance for credit losses to total loans	1.05%	1.00%	1.04%
Nonperforming assets ("NPAs") to total assets	0.64%	0.28%	0.09%
Net charge-off to average loans (annualized)	0.02%	0.29%	—%

Income Statement

•Net interest income was $70.7 million for the third quarter 2023, compared to $71.8 million for the prior quarter and $83.9 million for the year-ago quarter. The decrease in net interest income from the prior quarter was primarily driven by the continued shift of deposit balances by customers from noninterest bearing demand deposits to interest bearing accounts. Loan interest income increased despite the reversal of $1.6 million of interest income because of a loan entering nonperforming status in the quarter.

•Net interest margin ("NIM") was 2.43% for the third quarter 2023, compared to 2.49% for the prior quarter and 3.02% for the year-ago quarter. The reversal of $1.6 million of interest income, reduced the NIM by 6 basis points.
◦The yield on the loan portfolio was 6.73% for the third quarter 2023, compared to 6.64% for the prior quarter and 5.10% for the year-ago quarter. The increase of 9 basis points from the prior quarter was from variable rate loans adjusting upward and from higher rates on newly originated loans, offset by the reversal of $1.6 million of interest income. The reversal of interest income reduced the yield on the loan portfolio by 8 basis points.
◦The cost of funds was 3.39% for third quarter 2023, compared to 3.20% for the prior quarter and 1.09% for the year-ago quarter.3 The increase of 19 basis points from the prior quarter was primarily due to the impact of higher interest rates paid on deposits along with a continued shift in noninterest bearing deposit accounts to interest bearing deposit accounts.
•Pre-provision net revenue ("PPNR"),4 a non-GAAP measure, was $39.4 million, or 1.31% of average assets for the third quarter 2023, down from $42.4 million and 1.43%, respectively. This decrease from the prior quarter in both PPNR and PPNR as a percent of average assets was primarily attributable to the prior quarter including nonrecurring Small Business Investment Company ("SBIC") income in noninterest income.

3 Beginning in the second quarter of 2023, the Company revised its methodology for calculating cost of funds. Prior periods have been conformed to the current presentation. See footnote (3) on page 14.
4 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below.

(Dollars in thousands)	Three Months Ended			Percent Change
	Sept. 30,	June 30,	Sept. 30,	Q3-23	Q3-23
	2023	2023	2022	vs. Q2-23	vs. Q3-22
Net interest income	$70,719	$71,811	$83,897	(1.5)%	(15.7)%
Noninterest income	6,347	8,595	5,308	(26.2)%	19.6%
Noninterest expense	(37,633)	(37,978)	(36,206)	(0.9)%	3.9%
PPNR (non-GAAP)	$39,433	$42,428	$52,999	(7.1)%	(25.6)%

Average Assets	$11,942,905	$11,960,111	$11,431,110	(0.1)%	4.5%

	As a Percent of Average Assets			Basis Point Change
Net interest income	2.35%	2.41%	2.91%	(6) bps	(56) bps
Noninterest income	0.21%	0.29%	0.18%	(8) bps	3 bps
Noninterest expense	(1.25)%	(1.27)%	(1.26)%	2 bps	1 bps
PPNR to Average Assets (non-GAAP)	1.31%	1.43%	1.83%	(12) bps	(52) bps

•Provision for credit losses on loans was $5.6 million for the third quarter 2023, compared to $5.2 million for the prior quarter and $3.0 million for the year-ago quarter. The increase in the third quarter 2023 provision over the prior quarter was primarily driven by increases in qualitative reserves combined with a smaller increase in the quantitative reserve. The increase in qualitative reserves was driven by increases in early-stage past dues and perceived weakness in the commercial real estate ("CRE") market. The increase in quantitative reserve was primarily due to loan growth during the quarter, particularly in longer-life categories that carry corresponding higher reserves as well as slowing prepayment speeds in certain loan categories due to higher interest rates, partly offset by modest improvements in the unemployment forecast.

•Noninterest income was $6.3 million for the third quarter 2023, as compared to $8.6 million for the prior quarter and $5.3 million for the year-ago quarter. The primary driver for the decrease in the third quarter 2023 from the prior quarter was the prior quarter included nonrecurring income of $2.8 million from an SBIC fund.

•Noninterest expense was $37.6 million for the third quarter 2023 compared to $38.0 million for the prior quarter and $36.2 million for the year-ago quarter. Noninterest expense was down $345 thousand from the prior quarter, primarily due to lower overall expenses offset by higher FDIC fees, which were up $761 thousand from the prior quarter on higher assessment fees.

~~•~~Efficiency ratio5 was 48.8% for the third quarter 2023, compared to 47.2% for the prior quarter.

•Effective income tax rate for the third quarter 2023 was 20.9%, compared to 22.2% for the prior quarter. The decrease in the effective tax rate this quarter was primarily driven by a reduction in the permanent tax adjustment for compensation to covered employees.

Balance Sheet
•Total assets were $11.2 billion at September 30, 2023, up 1.2% from a quarter ago and up 4.2% from a year ago. The increase in assets from a quarter ago was primarily from an increase in loans and interest bearing deposits with banks and other short-term investments, offset by lower balances on investment securities.

5 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

•Investment securities had a balance of $2.5 billion at September 30, 2023, down 3.2% from a quarter ago and down 9.3% from a year ago. The decrease from the prior quarter-end was primarily from principal paydowns, maturities received and lower fair values on AFS securities. No new investments were purchased during the third quarter of 2023.
Investment securities held-to-maturity had a fair value that was $160 million less than carrying value at quarter-end, compared to a difference of $132 million a quarter ago. The decrease in fair values from the prior quarter-end were primarily from the impact of the increasing interest rate environment on market valuations.
•Total loans (excluding loans held for sale) were $7.9 billion at September 30, 2023, up 1.9% from a quarter ago and up 8.4% from a year ago. The increase in total loans from the prior quarter-end was driven by growth in CRE loans (income producing and owner occupied) and construction loans for commercial and residential properties as period-end balances for commercial & industrial loans were down.
At September 30, 2023, income-producing commercial real estate loans secured by office properties other than owner-occupied properties ("CRE office loans") were 12.0% of the total loan portfolio. Our CRE office loans are primarily located in the Washington DC market; with 24.5% in the District of Columbia, 33.9% in Washington's Maryland suburbs, 34.0% in Northern Virginia, and 7.6% located outside these markets.

(Dollars in thousands)	Sept. 30, 2023		June 30, 2023		Sept. 30, 2022
	Amount	%	Amount	%	Amount	%
Loan Balances - Period End:
Commercial and Industrial	$1,418,760	18%	$1,431,284	18%	$1,415,998	19%
PPP loans	588	—%	649	—%	7,241	—%
Commercial real estate - income producing	4,147,301	52%	4,086,049	53%	3,668,720	50%
Commercial real estate - owner occupied	1,182,959	15%	1,122,334	14%	1,091,283	15%
1-4 Family mortgage	76,511	1%	76,596	1%	71,731	1%
Construction - commercial and residential	904,282	11%	862,869	11%	858,100	12%
Construction - C&I (owner occupied)	129,616	2%	132,843	2%	139,238	2%
Home equity	53,917	1%	53,934	1%	51,396	1%
Other consumer	2,457	—%	161	—%	791	—%
Total loans	$7,916,391	100%	$7,766,719	100%	$7,304,498	100%

•Allowance for credit losses was 1.05% of total loans at September 30, 2023, compared to 1.00% a quarter ago, and 1.04% a year ago. See commentary above in section "Provision for Credit Losses on Loans."
Net charge-off was $340 thousand for the quarter, which as a percent of average loans (excluding loans held for sale)6 was 0.02% for the third quarter 2023, compared to 0.29% a quarter ago, and net recovery of less than 0.01% the year-ago quarter. Charge-offs for the third quarter 2023 were related to three SBA loans.
•Nonperforming loans and assets were $70.4 million and $71.9 million, respectively, at September 30, 2023.
◦Nonperforming loans ("NPLs") as a percent of loans were 0.89% at September 30, 2023, compared to 0.37% a quarter ago and 0.10% a year ago. The increase from a quarter ago was primarily from the addition of one multi-family credit in the District of Columbia.
6 Net charge-offs as a percent of average loans (excluding loans held for sale) are shown on an annualized basis.

◦Nonperforming assets ("NPAs") as a percent of assets were 0.64% at September 30, 2023, compared to 0.28% a quarter ago and 0.09% a year ago. The increase in NPAs from the prior quarter are related to the same NPL discussed above. At quarter end, other real estate owned consisted of three properties with an aggregate value of $1.5 million.
◦Loans 30-89 days late were $46.5 million at September 30, 2023, up from $41.0 million a quarter ago and $16.2 million a year ago. The increase from the prior quarter was primarily from one office property in northern Virginia and one assisted living facility in Maryland, offset by the migration of the multi-family credit to nonperforming.

(Dollars in thousands)	Three Months Ended or As Of
	Sept. 30,	June 30,	Sept. 30,
	2023	2023	2022
Asset Quality:
Net charge-off (recovery)	$340	$5,598	$(57)
Nonperforming loans	$70,418	$29,098	$7,601
Other real estate owned	$1,487	$1,487	$1,962
Nonperforming assets	$71,905	$30,585	$9,563
Special mention	$158,182	$155,810	$106,672
Substandard	$219,001	$219,045	$89,724

•Total deposits were $8.4 billion at September 30, 2023, up 8.5% from a quarter ago and down 4.4% from a year ago. The increase from the prior quarter-end was primarily attributable to an increase in savings/money market and time deposits. Brokered deposits were 29.1% of deposits at quarter-end, down from 32.1% a quarter ago. The decrease in brokered funds as a percent of deposits was from both the increase in total deposits and a decline in brokered demand deposits. The increase in deposits lowered the loan-to-deposit ratio to 95% at September 30, 2023, down from 101% a quarter ago.
For the quarter, average noninterest bearing deposits to average total deposits was 25.1% for the third quarter 2023, down from 30.1% a quarter ago and down from 38.4% for the year-ago quarter.
Total estimated uninsured deposits at September 30, 2023 were $2.5 billion7, or 29.6% of deposits.
•Other short-term borrowings were $1.3 billion at September 30, 2023, down from $1.8 billion a quarter ago, and up from $515 million a year ago. The decrease in borrowings of $537 million from a quarter ago was primarily driven by the pay down of all FHLB borrowings enabled by the increase in deposits. BTFP borrowings were $1.3 billion at September 30, 2023, unchanged from the prior quarter, with a rate of 4.53% for a term of up to one year from the date the proceeds were borrowed.
As of September 30, 2023, the Company had aggregate available borrowing capacity of $2.3 billion, which includes $2.0 billion in additional aggregate capacity to borrow with the FHLB and BTFP on assets that have been pledged and unencumbered securities totaling approximately $270 million available for pledging to the FHLB or BTFP.
•Total shareholders’ equity was $1.2 billion at September 30, 2023, down 0.3% from a quarter ago, and down 0.3% from a year ago. The decrease in shareholders' equity of $3.9 million from the prior quarter-end was primarily from lower valuations of AFS securities and dividends declared, partially offset by net income.
7 Estimated amount of uninsured deposits to be reported on line RCON5597 of schedule RC-O in the Bank's September 30, 2023 Call Report.

◦Book value per share was $40.64, down $0.14 from a quarter ago, and up $2.62 from a year ago.
◦Tangible book value per share8 was $37.12, down $0.17 from a quarter ago, and up $2.35 from a year ago.
•Dividends: On September 27, 2023, the Board of Directors declared a quarterly cash dividend of $0.45 per share payable on October 31, 2023 to shareholders of record on October 20, 2023.
•Stock Repurchases: There were no stock repurchases during the third quarter as the 2023 Stock Repurchase Plan was completed in the second quarter of 2023.
•Capital ratios for the Company are in the table below. Regulatory capital ratios for the Company continue to be strong and in excess of the regulatory requirements (inclusive of applicable buffers).

	For the Company			Regulatory
	Sept. 30,	June 30,	Sept. 30,	Capital
	2023[9]	2023	2022	Requirements
Regulatory Capital Ratios
Total Capital (to risk weighted assets)	14.54%	14.52%	15.60%	10.50%
Tier 1 Capital (to risk weighted assets)	13.68%	13.55%	14.64%	8.50%
Common Equity Tier 1 (to risk weighted assets)	13.68%	13.55%	14.64%	7.00%
Tier 1 Capital (to average assets)	10.96%	10.84%	11.55%	4.00%

Common Capital Ratios
Common Equity Ratio	10.89%	11.05%	11.39%	—
Tangible Common Equity Ratio[8]	10.04%	10.21%	10.52%	—

Additional financial information: The financial information that follows provides more detail on the Company’s financial performance for the three months ended September 30, 2023 as compared to the three months ended June 30, 2023 and September 30, 2022, as well as eight quarters of trend data. Persons wishing additional information should refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed with the SEC.
About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through thirteen banking offices and four lending offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace, and is committed to a culture of respect, diversity, equity and inclusion in both its workplace and the communities in which it operates.

Conference call: Eagle Bancorp will host a conference call to discuss its third quarter 2023 financial results on Thursday, October 26, 2023 at 10:00 a.m. eastern time.
The listen-only webcast can be accessed at:
https://edge.media-server.com/mmc/p/iffrccgu/
For analysts who wish to participate in the conference call, please register at the following URL:
https://register.vevent.com/register/BIab5af7f55cc3442a8257605b6478c064
A replay of the conference call will be available on the Company’s website through November 9, 2023: https://www.eaglebankcorp.com/
8 A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.
9 Capital ratios for September 30, 2023 are subject to final filings with the Federal Reserve.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "can," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," "could," "strive," "feel" and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including volatility in interest rates and interest rate policy; the current high inflationary environment; competitive factors) and other conditions (such as the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks), which by their nature are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance, and nothing contained herein is meant to or should be considered and treated as earnings guidance of future quarters’ performance projections. Information regarding the Company’s uninsured deposits consists of preliminary estimates, which are forward-looking statements and subject to change, possibly materially, as the Bank completes its third quarter 2023 Call Report. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

GAAP Reconciliation (unaudited)
(dollars in thousands, except per share data)

	September 30,	June 30,	September 30,
	2023	2023	2022
Tangible equity and assets
Common shareholders' equity	$1,215,884	$1,219,766	$1,219,771
Less: Intangible assets	(105,239)	(104,220)	(104,240)
Tangible common equity	$1,110,645	$1,115,546	$1,115,531

Book value per common share	$40.64	$40.78	$38.02
Less: Intangible book value per common share	(3.52)	(3.49)	(3.25)
Tangible book value per common share	$37.12	$37.29	$34.77

Shares outstanding period end	29,917,982	29,912,082	32,082,321

Total assets	$11,164,214	$11,034,741	$10,713,044
Less: Intangible assets	(105,239)	(104,220)	(104,240)
Tangible assets	$11,058,975	$10,930,521	$10,608,804

Tangible common equity ratio	10.04%	10.21%	10.52%

	Three Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
Average tangible common equity
Average common shareholders' equity	$1,235,162	$1,245,647	$1,271,753
Less: Average intangible assets	(104,639)	(104,224)	(104,253)
Average tangible common equity	$1,130,523	$1,141,423	$1,167,500

Return on Average Tangible Common Equity	9.61%	10.08%	12.67%

Efficiency ratio
Net interest income	$70,719	$71,811	$83,897
Noninterest income	6,347	8,595	5,308
Operating revenue	$77,066	$80,406	$89,205

Noninterest expense	$37,633	$37,978	$36,206

Efficiency ratio	48.8%	47.2%	40.6%

GAAP Reconciliation - Notes

Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, average tangible common equity, and the return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity, which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios, and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The above tables provide reconciliations of these financial measures defined by GAAP with non-GAAP financial measures.
Efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest (loss) income. The Company believes that reporting the non-GAAP efficiency ratio more closely measures its effectiveness of controlling operational activities. The table above shows the calculation of the efficiency ratio from these GAAP measures.
PPNR is a non-GAAP financial measure derived from GAAP based amounts. The Company calculates PPNR by subtracting noninterest expenses from the sum of net interest income and noninterest income. PPNR to Average Assets is calculated by dividing the PPNR amount by average assets to obtain a percentage. The Company considers this information important to shareholders because it illustrates revenue excluding the impact of provisions and reversals to the allowance for credit losses on loans. The table in the "Income Statement" section of this earnings release provides a reconciliation of the nearest GAAP measure to PPNR and PPNR to Average Assets.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)
	September 30,	June 30,	September 30,
Assets	2023	2023	2022
Cash and due from banks	$8,625	$9,865	$27,235
Federal funds sold	13,611	3,981	69,809
Interest-bearing deposits with banks and other short-term investments	235,819	174,072	47,131
Investment securities available-for-sale at fair value (amortized cost of $1,700,233, $1,732,722, and $1,873,872, net of allowance for credit losses of $17, $17 and $18 as of September 30, 2023, June 30, 2023 and September 30, 2022, respectively)	1,474,945	1,535,589	1,649,753
Investment securities held-to-maturity at amortized cost, net of allowance for credit losses of $2,010, $2,010 and $802 (fair value of $872,710, $923,313 and $989,001, as of September 30, 2023, June 30, 2023 and September 30, 2022, respectively)	1,032,485	1,055,181	1,114,084
Federal Reserve and Federal Home Loan Bank stock	25,689	46,199	42,311
Loans held for sale	—	—	9,387
Loans	7,916,391	7,766,719	7,304,498
Less allowance for credit losses	(83,332)	(78,029)	(75,767)
Loans, net	7,833,059	7,688,690	7,228,731
Premises and equipment, net	11,216	11,979	13,684
Operating lease right-of-use assets	20,151	21,580	26,022
Deferred income taxes	98,987	92,574	112,904
Bank-owned life insurance	112,234	111,565	110,678
Goodwill and intangible assets, net	105,239	104,220	104,240
Other real estate owned	1,487	1,487	1,962
Other assets	190,667	177,759	155,113
Total assets	$11,164,214	$11,034,741	$10,713,044
Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,072,665	$2,010,353	$2,928,774
Interest bearing transaction	932,779	930,308	964,567
Savings and money market	3,129,773	2,791,040	4,220,768
Time deposits	2,241,089	1,986,426	649,241
Total deposits	8,376,306	7,718,127	8,763,350
Customer repurchase agreements	25,689	37,017	21,465
Other short-term borrowings	1,300,001	1,836,759	515,000
Long-term borrowings	69,887	69,856	69,763
Operating lease liabilities	24,422	26,007	30,837
Reserve for unfunded commitments	6,183	7,023	5,696
Other liabilities	145,842	120,186	87,162
Total liabilities	9,948,330	9,814,975	9,493,273
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 29,917,982, 29,912,082, and 32,082,321 respectively	296	296	318
Additional paid in capital	372,394	370,278	442,880
Retained earnings	1,054,699	1,040,779	987,212
Accumulated other comprehensive loss	(211,505)	(191,587)	(210,639)
Total Shareholders' Equity	1,215,884	1,219,766	1,219,771
Total Liabilities and Shareholders' Equity	$11,164,214	$11,034,741	$10,713,044

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended
	September 30	June 30,	September 30,
	2023	2023	2022
Interest Income
Interest and fees on loans	$132,273	$128,993	$93,744
Interest and dividends on investment securities	13,732	14,241	13,463
Interest on balances with other banks and short-term investments	15,067	13,229	4,100
Interest on federal funds sold	77	47	220
Total interest income	161,149	156,510	111,527

Interest Expense
Interest on deposits	70,929	59,422	26,125
Interest on customer repurchase agreements	311	333	55
Interest on other short-term borrowings	18,152	23,907	412
Interest on long-term borrowings	1,038	1,037	1,038
Total interest expense	90,430	84,699	27,630
Net Interest Income	70,719	71,811	83,897
Provision for Credit Losses	5,644	5,238	3,022
(Reversal of) Provision for Credit Losses for Unfunded Commitments	(839)	318	774
Net Interest Income After (Reversal of) Provision For Credit Losses	65,914	66,255	80,101

Noninterest Income
Service charges on deposits	1,631	1,626	1,339
(Loss) Gain on sale of loans	(5)	95	821
Net gain on sale of investment securities	5	2	4
Increase in cash surrender value of bank-owned life insurance	669	648	631
Other income	4,047	6,224	2,513
Total noninterest income	6,347	8,595	5,308

Noninterest Expense
Salaries and employee benefits	21,549	21,957	21,538
Premises and equipment expenses	3,095	3,227	3,275
Marketing and advertising	768	884	1,181
Data processing	3,194	3,354	3,445
Legal, accounting and professional fees	2,162	2,649	2,332
FDIC insurance	3,342	2,581	1,287
Other expenses	3,523	3,326	3,148
Total noninterest expense	37,633	37,978	36,206
Income Before Income Tax Expense	34,628	36,872	49,203
Income Tax Expense	7,245	8,180	11,906
Net Income	$27,383	$28,692	$37,297

Earnings Per Common Share
Basic	$0.91	$0.94	$1.16
Diluted	$0.91	$0.94	$1.16

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates vs. Prior Quarter (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2023			June 30, 2023
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$1,127,451	$15,067	5.30%	$1,053,961	$13,229	5.03%
Loans held for sale (1)	—	—	—%	813	13	6.41%
Loans (1) (2)	7,795,144	132,273	6.73%	7,790,555	128,980	6.64%
Investment securities available-for-sale (2)	1,554,348	8,126	2.07%	1,626,330	8,526	2.10%
Investment securities held-to-maturity (2)	1,047,515	5,606	2.12%	1,068,755	5,715	2.14%
Federal funds sold	7,728	77	3.95%	5,636	47	3.34%
Total interest earning assets	11,532,186	$161,149	5.54%	11,546,050	$156,510	5.44%
Total noninterest earning assets	489,683			492,426
Less: allowance for credit losses	78,964			78,365
Total noninterest earning assets	410,719			414,061
TOTAL ASSETS	$11,942,905			$11,960,111

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$1,421,522	$12,785	3.57%	$1,312,710	$10,640	3.25%
Savings and money market	3,113,755	32,855	4.19%	2,967,678	30,861	4.17%
Time deposits	2,162,582	25,289	4.64%	1,675,690	17,921	4.29%
Total interest bearing deposits	6,697,859	70,929	4.20%	5,956,078	59,422	4.00%
Customer repurchase agreements	36,082	311	3.42%	41,105	333	3.25%
Other short-term borrowings	1,540,221	18,152	4.68%	1,991,557	23,907	4.81%
Long-term borrowings	69,876	1,038	5.89%	69,845	1,037	5.96%
Total interest bearing liabilities	8,344,038	$90,430	4.30%	8,058,585	$84,699	4.22%
Noninterest bearing liabilities:
Noninterest bearing demand	2,248,782			2,558,860
Other liabilities	114,923			97,019
Total noninterest bearing liabilities	2,363,705			2,655,879
Shareholders’ equity	1,235,162			1,245,647
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,942,905			$11,960,111
Net interest income		$70,719			$71,811
Net interest spread			1.24%			1.22%
Net interest margin			2.43%			2.49%
Cost of funds			3.39%			3.20%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.1 million and $4.2 million for the three months ended September 30, 2023 and June 30, 2023, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates vs. Year Ago Quarter (Unaudited)
(Dollars in thousands)

	Three Months Ended September 30,
	2023			2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$1,127,451	$15,067	5.30%	$771,063	$4,100	2.11%
Loans held for sale (1)	—	—	—%	11,586	150	5.14%
Loans (1) (2)	7,795,144	132,273	6.73%	7,282,589	93,594	5.10%
Investment securities available-for-sale (2)	1,554,348	8,126	2.07%	1,782,859	7,587	1.69%
Investment securities held-to-maturity (2)	1,047,515	5,606	2.12%	1,128,943	5,876	2.06%
Federal funds sold	7,728	77	3.95%	53,630	220	1.63%
Total interest earning assets	11,532,186	$161,149	5.54%	11,030,670	$111,527	4.01%
Total noninterest earning assets	489,683			475,581
Less: allowance for credit losses	78,964			75,141
Total noninterest earning assets	410,719			400,440
TOTAL ASSETS	$11,942,905			$11,431,110

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$1,421,522	$12,785	3.57%	$960,970	$1,891	0.78%
Savings and money market	3,113,755	32,855	4.19%	4,504,216	21,711	1.91%
Time deposits	2,162,582	25,289	4.64%	633,241	2,523	1.58%
Total interest bearing deposits	6,697,859	70,929	4.20%	6,098,427	26,125	1.70%
Customer repurchase agreements	36,082	311	3.42%	26,546	55	0.82%
Other short-term borrowings	1,540,221	18,152	4.68%	61,703	412	2.65%
Long-term borrowings	69,876	1,038	5.89%	69,752	1,038	5.90%
Total interest bearing liabilities	8,344,038	$90,430	4.30%	6,256,428	$27,630	1.75%
Noninterest bearing liabilities:
Noninterest bearing demand	2,248,782			3,809,070
Other liabilities	114,923			93,859
Total noninterest bearing liabilities	2,363,705			3,902,929
Shareholders’ equity	1,235,162			1,271,753
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,942,905			$11,431,110
Net interest income		$70,719			$83,897
Net interest spread			1.24%			2.26%
Net interest margin			2.43%			3.02%
Cost of funds(3)			3.39%			1.09%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.1 million and $3.4 million for the three months ended September 30, 2023 and September 30, 2022, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.
(3) Beginning in the second quarter of 2023, the Company revised its cost of funds methodology to use a daily average calculation where interest expense on interest bearing liabilities is divided by average interest bearing liabilities and average noninterest bearing deposits. Previously, the Company calculated the cost of funds as the difference between yield on earning assets and net interest margin.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statements:	2023	2023	2023	2022	2022	2022	2022	2021
Total interest income	$161,149	$156,510	$140,247	$129,130	$111,527	$95,635	$88,321	$86,230
Total interest expense	90,430	84,699	65,223	43,530	27,630	12,717	7,869	8,044
Net interest income	70,719	71,811	75,024	85,600	83,897	82,918	80,452	78,186
Provision for (reversal of) credit losses	5,644	5,238	6,164	(464)	3,022	495	(2,787)	(6,412)
Provision for (reversal of) unfunded commitments	(839)	318	848	161	774	553	(11)	(632)
Net interest income after provision for credit losses	65,914	66,255	68,012	85,903	80,101	81,870	83,250	85,230
Noninterest income before investment gain (loss)	6,342	8,593	3,721	5,326	5,304	5,715	7,478	9,668
Net gain (loss) on sale of investment securities	5	2	(21)	3	4	(151)	(25)	906
Total noninterest income	6,347	8,595	3,700	5,329	5,308	5,564	7,453	10,574
Salaries and employee benefits	21,549	21,957	24,174	23,691	21,538	21,805	17,019	24,608
Premises and equipment	3,095	3,227	3,317	3,292	3,275	3,523	3,128	3,755
Marketing and advertising	768	884	636	1,290	1,181	1,186	1,064	1,286
Other expenses	12,221	11,910	12,457	10,645	10,212	32,448	9,801	9,660
Total noninterest expense	37,633	37,978	40,584	38,918	36,206	58,962	31,012	39,309
Income before income tax expense	34,628	36,872	31,128	52,314	49,203	28,472	59,691	56,495
Income tax expense	7,245	8,180	6,894	10,121	11,906	12,776	13,947	14,875
Net income	$27,383	$28,692	$24,234	$42,193	$37,297	$15,696	$45,744	$41,620
Per Share Data:
Earnings per weighted average common share, basic	$0.91	$0.94	$0.78	$1.32	$1.16	$0.49	$1.43	$1.30
Earnings per weighted average common share, diluted	$0.91	$0.94	$0.78	$1.32	$1.16	$0.49	$1.42	$1.30
Weighted average common shares outstanding, basic	29,910,218	30,454,766	31,109,267	31,819,631	32,084,464	32,080,657	32,033,280	31,950,320
Weighted average common shares outstanding, diluted	29,944,692	30,505,468	31,180,346	31,898,619	32,155,678	32,142,427	32,110,099	32,030,998
Actual shares outstanding at period end	29,917,982	29,912,082	31,111,647	31,346,903	32,082,321	32,081,241	32,079,474	31,950,092
Book value per common share at period end	$40.64	$40.78	$39.92	$39.18	$38.02	$39.05	$39.89	$42.28
Tangible book value per common share at period end (1)	$37.12	$37.29	$36.57	$35.86	$34.77	$35.80	$36.64	$38.97
Dividend per common share	$0.45	$0.45	$0.45	$0.45	$0.45	$0.45	$0.40	$0.40
Performance Ratios (annualized):
Return on average assets	0.91%	0.96%	0.86%	1.49%	1.29%	0.54%	1.46%	1.32%
Return on average common equity	8.80%	9.24%	7.92%	13.57%	11.64%	4.91%	13.83%	12.30%
Return on average tangible common equity(1)	9.61%	10.08%	8.65%	14.82%	12.67%	5.35%	14.99%	13.35%
Net interest margin	2.43%	2.49%	2.77%	3.14%	3.02%	2.94%	2.65%	2.55%
Efficiency ratio (2)	48.8%	47.2%	51.6%	42.8%	40.6%	66.6%	35.3%	44.3%
Other Ratios:
Allowance for credit losses to total loans (3)	1.05%	1.00%	1.01%	0.97%	1.04%	1.02%	1.01%	1.06%
Allowance for credit losses to total nonperforming loans	118%	268%	1,160%	1,151%	997%	386%	301%	257%
Nonperforming loans to total loans (3)	0.89%	0.37%	0.09%	0.08%	0.10%	0.26%	0.33%	0.41%
Nonperforming assets to total assets	0.64%	0.28%	0.08%	0.08%	0.09%	0.19%	0.23%	0.26%
Net charge-off (recovery)(annualized) to average total loans (3)	0.02%	0.29%	0.05%	0.05%	—%	(0.04)%	0.03%	0.07%
Tier 1 capital (to average assets)	10.96%	10.84%	11.42%	11.63%	11.55%	10.68%	9.82%	10.19%
Total capital (to risk weighted assets)	14.54%	14.51%	14.74%	14.94%	15.60%	15.14%	15.21%	15.74%
Common equity tier 1 capital (to risk weighted assets)	13.68%	13.55%	13.75%	14.03%	14.64%	14.06%	14.12%	14.63%
Tangible common equity ratio (1)	10.04%	10.21%	10.36%	10.18%	10.52%	10.60%	10.57%	10.60%
Average Balances (in thousands):
Total assets	$11,942,905	$11,960,111	$11,426,056	$11,255,956	$11,431,110	$11,701,679	$12,701,152	$12,538,596
Total earning assets	$11,532,186	$11,546,050	$11,004,817	$10,829,703	$11,030,670	$11,300,267	$12,326,473	$12,180,872
Total loans(3)	$7,795,144	$7,790,555	$7,712,023	$7,379,198	$7,282,589	$7,104,727	$7,053,701	$6,890,414
Total deposits	$8,946,641	$8,514,938	$8,734,125	$9,524,139	$9,907,497	$10,184,886	$10,874,976	$10,670,206
Total borrowings	$1,646,179	$2,102,507	$1,359,463	$411,060	$158,001	$152,583	$371,987	$402,393
Total shareholders’ equity	$1,235,162	$1,245,647	$1,240,978	$1,233,705	$1,271,753	$1,281,742	$1,341,785	$1,342,525
(1) A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.